Exhibit 99
U.S. Xpress Enterprises Reports First Quarter 2020 Results and Discusses COVID-19 Impact on Operations

CHATTANOOGA, Tenn.--(BUSINESS WIRE) -- U.S. Xpress Enterprises, Inc. (NYSE: USX) (the “Company”) today announced results for the first quarter of 2020 and provided a COVID-19 update.

COVID – 19 Business Update

•
Unwavering focus on employee health and safety for both driving and non-driving team members – over 95% of Company’s corporate office staff began working from home mid-March, with results showing an increase in productivity and efficiency in many departments

•	The Company’s volumes through April remained consistent primarily as result of the Company’s customer mix
•	The Company remains confident in its current liquidity position and does not anticipate material liquidity constraints

Eric Fuller, President and CEO, commented, “The spread of COVID-19 across our nation has dramatically impacted not only how we work but all aspects of our daily lives. In this period of uncertainty, we are committed to keeping our employees safe and our customers’ products moving across the country. U.S. Xpress provides an essential service to our customers and their customers as millions of Americans depend on us to ship their products and keep their store shelves stocked. To ensure we seamlessly maintain our operations, we have transitioned a majority of our office staff to a work from home environment, distributed protective gear to our drivers and shop personnel and designed shipper and receiver interaction processes for our drivers.  We have also implemented procedures to ensure we are effectively communicating with our employees to keep them safe and informed. I am extremely proud of our entire organization and thankful for their tireless efforts during such an extraordinary time.”

Operational Update

Given the rapid on-set and spread of COVID-19, U.S. Xpress moved quickly to enable the Company’s office employees to work remotely starting March 16th and during that week transitioned more than 1,400 employees, or over 95% of the Company’s corporate office staff, to a work from home environment. Since then, non-remote personnel have largely been limited to employees working on-site at customer locations and shop technicians working in Company facilities, all of whom are following strict protocols to ensure their safety.

The Company has instituted policies to facilitate effective communication in this environment.  For non-driving employees, the Company ensures multiple daily contacts with direct reports and has developed KPIs, facilitated by U.S. Xpress’ digital capabilities, to measure the Company’s operational effectiveness. The Company has also implemented new processes and support staff to ensure employees have access to necessary medical services as well as ensuring an adequate supply of safety equipment, including masks and gloves, for the Company’s workers who are on the frontlines, and providing regular cleaning and disinfecting of Company facilities. U.S. Xpress’ employees are playing an essential role in the country’s fight against COVID-19 as they work to keep critical supplies moving and store shelves stocked.  The Company is working daily with their drivers to keep them informed and safe in this rapidly changing environment.

To further ensure the safety of U.S. Xpress drivers’ and staff, the Company has instituted mandatory temperature checks for drivers prior to entering Company facilities. For new drivers, the Company has leveraged its new driver training program as well as created a virtual orientation program that allows drivers to complete all of their work remotely and, therefore, avoiding a majority of classroom work. This is an attractive innovation for drivers and has positively contributed to the Company’s recruiting efforts.

The investments in technology that U.S. Xpress has implemented have enabled the Company to quickly adapt to this new environment.  The Company has digitized and automated many processes which has allowed its employees to successfully work remotely. These investments have also enabled the Company’s workforce to maintain their efficiency and, in some cases, drive improved output and customer satisfaction. While unintended, this is a direct result of the Company’s digital initiatives including the ‘frictionless order’ and represents opportunities for further efficiency gains once the virus is successfully eradicated.

The active support of the entire team enabled U.S. Xpress to handle a sharp increase in demand from the Company’s grocery, consumer products, and home improvement and hardware customers during the early days of the shelter in place orders while transitioning capacity from other customers where volumes declined.  Working largely remotely, the Company continued to accept, plan, and deliver over 30,000 loads per week during March, and U.S. Xpress proved the ability to staff and operate effectively using the Company’s technology and active management framework.

Market and Customer Update

U.S. Xpress has a strong and diversified customer base with the Company’s top 25 customers representing 71% of 2019 revenues. At the peak of the COVID-19 crisis, customers representing 96% of the Company’s pre-COVID-19 revenues remained operational, and incremental volumes from those customers more than made up for the non-operational customers.

U.S. Xpress has a strong customer mix of Grocery, E-Commerce, Consumer Products, Discount Retail, and Home Improvement, with little exposure to automotive, manufacturing, and restaurants. The Company has not seen a drop in total load volume to date through April; however, the Company has experienced a sequential decline in spot rates compared with the first quarter of 2020.

Liquidity and Capital Resources

Due to uncertainties regarding the depth and duration of the economic impact of the COVID-19 crisis, as well as the impact of re-starting various components of the global supply chain at different times, U.S. Xpress has considered many different scenarios, including those that would entail a significant multi-quarter degradation of business conditions across the Company’s customer base. Based on this analysis, the Company is managing the business to prudently control expenses and to ensure excess liquidity even if operating and financial results are significantly and negatively impacted for an extended period.

During the quarter, the Company proactively closed on a new five-year $250 million credit facility. The former facility was fully paid off with proceeds from the new facility and contemporaneous real estate and equipment financings. The new facility lowers the Company’s interest rate while increasing its flexibility. The new facility has a single covenant which is a fixed charge coverage, which is tested only if available borrowing falls below a threshold amount which is less than the greater of $20 million or 10% of the facility. Available credit under the facility is the lesser of the facility size or a borrowing base related to eligible accounts, equipment, and real estate.

At the end of the first quarter 2020, the Company had $96.3 million of liquidity (defined as cash plus availability under the Company’s revolving credit facility), $438.5 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $222.8 million of total stockholders' equity. The Company does not anticipate material liquidity constraints or any issues with its ongoing ability to remain in compliance with its revolving credit facility.

The Company continues to evaluate its planned capital expenditures and now estimates 2020 net capital expenditures to approximate $100 to $120 million for the full year of 2020, which includes an approximate $20 million transaction that carried over from the 4th quarter of 2019. The reduction from the Company’s prior estimate relates primarily to a deferral of a small quantity of planned tractor replacements combined with a reduction in the planned number of new trailer deliveries for the balance of the year. The Company expects to finance 100% of the acquisition price of new revenue equipment capital expenditures with finance leases or secured equipment notes, with no use of cash or revolver liquidity. The Company will continue to monitor market conditions and may further reduce its planned capital expenditures as prudent. First quarter 2020 net capital expenditures were $67.1 million.

First Quarter 2020 Financial Highlights

•	Operating revenue of $432.6 million compared to $415.4 million in the first quarter of 2019
•	Operating loss of $3.7 million compared to operating income of $12.6 million in the first quarter of 2019
•	Operating ratio of 100.8% compared to 97.0% in the first quarter of 2019
•
Net loss attributable to controlling interest of $9.2 million, or $0.19 per diluted share, included a $2.0 million, or $0.04 per share, loss on sale of an equity method investment compared to Net income attributable to controlling interest of $4.7 million in the first quarter of 2019

•	Adjusted net loss attributable to controlling interest, a non-GAAP measure, of $7.2 million, or $.15 per diluted share, compared to Adjusted net income of $7.3 million in the first quarter of 2019

First Quarter Financial Performance

	Quarter Ended March 31,
	2020	2019
Operating revenue	$432,568	$415,363
Revenue, excluding fuel surcharge	$392,820	$375,312
Operating income (loss)	$(3,668)	$12,638
Adjusted operating income (loss)[1]	$(3,668)	$16,038
Operating ratio	100.8%	97.0%
Adjusted operating ratio[1]	100.9%	95.7%
Net income (loss) attributable to controlling interest	$(9,216)	$4,721
Adjusted net income (loss) attributable to controlling interest[1]	$(7,216)	$7,312
Earnings (losses) per diluted share	$(0.19)	$0.10
Adjusted earnings (losses) per diluted share[1]	$(0.15)	$0.15
[1] See GAAP to non-GAAP reconciliation in the schedules following this release

Mr. Fuller noted, “The truckload freight environment has been lackluster for several quarters.  Prior to the outbreak of COVID-19, we were seeing early signs of a broad market improvement.  After the outbreak, during March, freight volumes and spot market pricing ramped up in response to the demand associated with consumer stockpiling and inventory restocking. While the outlook is uncertain, we believe we are well positioned as less than 4% of our revenues were generated by customers that closed during the peak of the pandemic and we did not experience a drop off in volumes.”

Enterprise Update

Operating revenue was $432.6 million, an increase of $17.2 million compared to the first quarter of 2019. The increase was primarily attributable to increased volumes in the Company’s Truckload division and an increase of $4.3 million in Brokerage revenue.

Operating loss for the first quarter of 2020 was $3.7 million compared to operating income of $12.6 million in the first quarter of 2019. Operating ratio for the first quarter of 2020 was 100.8% compared to 97.0% in the prior year quarter.

Net loss attributable to controlling interest for the first quarter of 2020 was $9.2 million compared to net income attributable to controlling interest of $4.7 million in the prior year quarter. The first quarter of 2020 included a $2.0 million loss on sale of an equity method investment. The Company’s adjusted net loss attributable to controlling interest excluding this charge was $7.2 million or $.15 per share.

Truckload Segment

	Quarter Ended March 31,
	2020	2019
Over-the-road
Average revenue per tractor per week[1]	$3,463	$3,616
Average revenue per mile[1]	$1.871	$1.985
Average revenue miles per tractor per week	1,851	1,822
Average tractors	3,835	3,617
Dedicated
Average revenue per tractor per week[1]	$4,068	$3,961
Average revenue per mile[1]	$2.376	$2.337
Average revenue miles per tractor per week	1,712	1,695
Average tractors	2,703	2,658
Consolidated
Average revenue per tractor per week[1]	$3,713	$3,762
Average revenue per mile[1]	$2.070	$2.128
Average revenue miles per tractor per week	1,794	1,768
Average tractors	6,538	6,275
[1] Excluding fuel surcharge revenues
The above table excludes revenue, miles and tractors for services performed in Mexico.

Mr. Fuller said, “Our Dedicated division continued to perform very well in the first quarter having delivered its fourth consecutive quarter of record productivity. We were pleased that average revenue per tractor per week remained above $4,000, while we grew the truck count in this division by 1.7% year over year. The execution in Dedicated continues to be outstanding and we will continue to grow the business over time as attractive opportunities arise.”

In the Over-the-Road division, the persistent oversupply of tractors relative to market demand continued to pressure spot pricing lower by more than 10% compared to the prior year quarter. Contract revenue per mile trended negative year over year by approximately 3.7%. Average revenue per tractor per week declined 4.2% compared with the first quarter of 2019. Average revenue per mile decreased 5.7% compared with the 2019 quarter, while average revenue miles per tractor per week increased 1.6%.

The Dedicated division’s average revenue per tractor per week increased $107 per tractor per week, or 2.7% compared to the first quarter of 2019 on a 1.7% increase in average revenue per mile and higher miles per tractor. The Company continued to see consistent results in its Dedicated division. The fluctuations in volume in the general freight market and in specific industries have not negatively impacted the volumes of the Company’s major Dedicated accounts, which are concentrated in the discount retail and grocery market sectors.

Brokerage Segment

	Quarter Ended March 31,
	2020	2019
Brokerage revenue	$50,476	$46,244
Gross margin %	3.7%	17.5%
Load Count	43,493	33,819

The Brokerage segment continues to provide additional selectivity for the Company’s assets to optimize yield while at the same time offering more capacity solutions to customers. Brokerage segment revenue increased to $50.5 million in the first quarter of 2020 compared to $46.2 million in the first quarter of 2019, primarily as a result of increased load count partially offset by decreased revenue per load.  Brokerage operating loss was $4.9 million in the first quarter of 2020 as compared to operating income of $2.8 million in the year ago quarter.

Outlook

Due to the economic uncertainty associated with COVID-19 and the associated impact on shippers, consumers, competitors, supply chains, financial markets, and the Company’s employees, U.S. Xpress is not offering guidance regarding a range of expected earnings per share or similar measures for future quarters. However, the Company does expect to have sufficient sources of liquidity to fund its operations through 2020 and beyond even under an extended economic downturn.

Conference Call

The Company will hold a conference call to discuss its first quarter results at 8:30 a.m. (Eastern Time) on April 30, 2020.  The conference call can be accessed live over the by phone dialing 1-855-327-6837 or, for international callers, 1-631-891-4304 and requesting to be joined to the U.S. Xpress First Quarter 2020 Earnings Conference Call. A replay will be available starting at 11:30 a.m. (Eastern Time) on April 30, 2020, and can be accessed by dialing 1-844-512-2921 or, for international callers, 1-412-317-6671. The passcode for the replay is 10009315. The replay will be available until 11:59 p.m. (Eastern Time) on May 7, 2020.

Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company’s website at investor.usxpress.com. The online replay will remain available for a limited time beginning immediately following the call. Supplementary information for the conference call will also be available on this website.

(1) Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Pursuant to the requirements of Regulation G and Regulation S-K, we have provided reconciliations of Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS to the most comparable GAAP financial measures at the end of this press release.

About U.S. Xpress Enterprises

Founded in 1985, U.S. Xpress Enterprises, Inc. is the nation’s fifth largest asset-based truckload carrier by revenue, providing services primarily throughout the United States. We offer customers a broad portfolio of services using our own truckload fleet and third‐party carriers through our non‐asset‐based truck brokerage network. Our modern fleet of tractors is backed up by a team of committed professionals whose focus lies squarely on meeting the needs of our customers and our drivers.

Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected margins including operating ratio or adjusted operating ratio, the expected impact of our driver, frictionless order and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers, including revised hours-of-service requirements for drivers and the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program that implemented new driver standards and modified the methodology for determining a carrier’s Department of Transportation safety rating; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  changes in methods of determining LIBOR or replacement of LIBOR; credit, reputational and relationship risks of certain of our current and former equity investments; risks arising from our Mexican operations; our ability to maintain effective internal controls without material weaknesses, as well as remediate the existing material weakness; and the impact of the recent coronavirus outbreak or other similar outbreaks Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:
U.S. Xpress Enterprises, Inc.
Brian Baubach
Sr. Vice President Corporate Finance and Investor Relations
investors@usxpress.com
Source: U.S. Xpress Enterprises, Inc.

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended March 31,
(in thousands, except per share data)	2020	2019
Operating Revenue:
Revenue, excluding fuel surcharge	$392,820	$375,312
Fuel surcharge	39,748	40,051
Total operating revenue	432,568	415,363
Operating Expenses:
Salaries, wages and benefits	135,394	124,563
Fuel and fuel taxes	40,323	46,904
Vehicle rents	21,877	18,976
Depreciation and amortization, net of (gain) loss	25,803	23,062
Purchased transportation	129,754	114,005
Operating expense and supplies	29,674	27,945
Insurance premiums and claims	26,023	24,353
Operating taxes and licenses	3,677	3,173
Communications and utilities	2,452	2,265
General and other operating	21,259	17,479
Total operating expenses	436,236	402,725
Operating Income (Loss)	(3,668)	12,638
Other Expenses (Income):
Interest Expense, net	5,421	5,603
Equity in loss of affiliated companies	-	89
Other, net	2,000	26
	7,421	5,718
Income (Loss) Before Income Taxes	(11,089)	6,920
Income Tax Provision (Benefit)	(1,857)	1,901
Net Income (Loss)	(9,232)	5,019
Net Income (Loss) attributable to non-controlling interest	(16)	298
Net Income (Loss) attributable to controlling interest	$(9,216)	$4,721

Income (Loss) Per Share
Basic earnings (losses) per share	$(0.19)	$0.10
Basic weighted average shares outstanding	49,217	48,394
Diluted earnings (losses) per share	$(0.19)	$0.10
Diluted weighted average shares outstanding	49,217	49,391

Condensed Consolidated Balance Sheets (unaudited)
	March 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$5,626	$5,687
Customer receivables, net of allowance of $36 and $63, respectively	186,009	183,706
Other receivables	16,040	15,253
Prepaid insurance and licenses	17,110	11,326
Operating supplies	7,344	7,193
Assets held for sale	15,570	17,732
Other current assets	15,945	15,831
Total current assets	263,644	256,728
Property and equipment, at cost	934,871	880,101
Less accumulated depreciation and amortization	(400,452)	(388,318)
Net property and equipment	534,419	491,783
Other assets:
Operating lease right-of-use assets	280,106	276,618
Goodwill	57,708	57,708
Intangible assets, net	26,789	27,214
Other	30,865	30,058
Total other assets	395,468	391,598
Total assets	$1,193,531	$1,140,109
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$79,012	$68,918
Book overdraft	3,689	1,313
Accrued wages and benefits	25,955	24,110
Claims and insurance accruals	48,734	51,910
Other accrued liabilities	6,431	9,127
Current portion of operating leases	68,021	69,866
Current maturities of long-term debt and finance leases	81,700	80,247
Total current liabilities	313,542	305,491
Long-term debt and finance leases, net of current maturities	362,722	315,797
Less debt issuance costs	(324)	(1,223)
Net long-term debt and finance leases	362,398	314,574
Deferred income taxes	18,810	20,692
Other long-term liabilities	4,852	5,249
Claims and insurance accruals, long-term	59,466	56,910
Noncurrent operating lease liability	211,694	206,357
Commitments and contingencies	-	-
Stockholders' Equity:
Common Stock	493	490
Additional paid-in capital	251,862	250,700
Accumulated deficit	(30,198)	(20,982)
Stockholders' equity	222,157	230,208
Noncontrolling interest	612	628
Total stockholders' equity	222,769	230,836
Total liabilities and stockholders' equity	$1,193,531	$1,140,109

Condensed Consolidated Cash Flow Statements (unaudited)
	Quarter Ended March 31,
(in thousands)	2020	2019
Operating activities
Net income	$(9,232)	$5,019
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred income tax provision	(1,882)	1,407
Depreciation and amortization	22,597	21,833
Losses on sale of property and equipment	3,206	1,229
Share based compensation	836	856
Other	2,652	308
Changes in operating assets and liabilities
Receivables	(3,183)	3,560
Prepaid insurance and licenses	(5,784)	(4,761)
Operating supplies	(151)	(285)
Other assets	386	383
Accounts payable and other accrued liabilities	8,788	(2,844)
Accrued wages and benefits	1,845	(1,226)
Net cash provided by (used in) operating activities	20,078	25,479
Investing activities
Payments for purchases of property and equipment	(76,761)	(36,604)
Proceeds from sales of property and equipment	9,650	13,115
Proceeds from sale of subsidiary, net of cash	-	(9,002)
Other	(2,000)	-
Net cash used in investing activities	(69,111)	(32,491)
Financing activities
Borrowings under lines of credit	147,654	-
Payments under lines of credit	(70,654)	-
Borrowings under long-term debt	142,644	14,355
Payments of long-term debt and finance leases	(171,266)	(31,128)
Payments of financing costs	(1,255)	-
Tax withholding related to net share settlement of restricted stock awards	(91)	(39)
Payments of long-term consideration for business acquisition	(1,000)	(990)
Proceeds from long-term consideration for sale of subsidiary	144	-
Proceeds from issuance of common stock under ESPP	420	-
Book overdraft	2,376	5,233
Net cash provided by (used in) financing activities	48,972	(12,569)
Change in cash balances of assets held for sale	-	11,784
Net change in cash and cash equivalents	(61)	(7,797)
Cash and cash equivalents
Beginning of year	5,687	9,892
End of period	$5,626	$2,095

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended March 31,		%
	2020	2019	Change
Operating revenue:
Truckload[1]	$342,344	$329,068	4.0%
Fuel surcharge	39,748	40,051	-0.8%
Brokerage	50,476	46,244	9.2%
Total operating revenue	$432,568	$415,363	4.1%

Operating income (loss):
Truckload	$1,200	$9,842	-87.8%
Brokerage	$(4,868)	$2,796	-274.1%
	$(3,668)	$12,638	-129.0%

Operating ratio:
Operating ratio	100.8%	97.0%	4.0%
Adjusted operating ratio[2]	100.9%	95.7%	5.4%

Truckload operating ratio	99.7%	97.3%	2.4%
Truckload adjusted operating ratio[2]	99.6%	96.0%	3.8%
Brokerage operating ratio	109.6%	94.0%	16.7%

Truckload Statistics:[3]
Revenue per mile[1]	$2.070	$2.128	-2.7%

Average tractors -
Company owned	4,747	4,679	1.5%
Independent contractors	1,791	1,596	12.2%
Total average tractors	6,538	6,275	4.2%

Average revenue miles per tractor per week	1,794	1,768	1.5%

Average revenue per tractor per week[1]	$3,713	$3,762	-1.3%

Total miles	169,187	156,984	7.8%

Total company miles	118,126	113,781	3.8%

Total independent contractor miles	51,061	43,203	18.2%

Independent contractor fuel surcharge	11,211	10,480	7.0%

[1] Excluding fuel surcharge revenues
[2] See GAAP to non-GAAP reconciliation in the schedules following this release
[3] Excludes revenue, miles and tractors for services performed in Mexico.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2020	2019
GAAP Presentation:
Total revenue	$432,568	$415,363
Total operating expenses	(436,236)	(402,725)
Operating income (loss)	$(3,668)	$12,638
Operating ratio	100.8%	97.0%

Non-GAAP Presentation:
Total revenue	$432,568	$415,363
Fuel surcharge	(39,748)	(40,051)
Revenue, excluding fuel surcharge	392,820	375,312

Total operating expenses	436,236	402,725
Adjusted for:
Fuel surcharge	(39,748)	(40,051)
Mexico transition costs[1]	-	(3,400)
Adjusted operating expenses	396,488	359,274
Adjusted operating income (loss)	$(3,668)	$16,038
Adjusted operating ratio	100.9%	95.7%

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended March 31,
(in thousands)	2020	2019
Truckload GAAP Presentation:
Truckload revenue	$382,092	$369,119
Truckload operating expenses	(380,892)	(359,277)
Truckload operating income	$1,200	$9,842
Truckload operating ratio	99.7%	97.3%

Truckload Non-GAAP Presentation:
Truckload revenue	$382,092	$369,119
Fuel surcharge	(39,748)	(40,051)
Revenue, excluding fuel surcharge	342,344	329,068

Truckload operating expenses	380,892	359,277
Adjusted for:
Fuel surcharge	(39,748)	(40,051)
Mexico transition costs[1]	-	(3,400)
Truckload adjusted operating expenses	341,144	315,826
Truckload adjusted operating income	$1,200	$13,242
Truckload adjusted operating ratio	99.6%	96.0%
[1] During the first quarter, we incurred expenses related to the exit of our Mexico business totaling $3,400.

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended March 31,
(in thousands, except per share data)	2020	2019
GAAP: Net income attributable to controlling interest	$(9,216)	$4,721
Adjusted for:
Income tax provision (benefit)	(1,857)	1,901
Income (loss) before income taxes attributable to controlling interest	$(11,073)	$6,622
Loss on sale of equity method investments[1]	2,000	-
Mexico transition costs[2]	-	3,400
Adjusted income (loss) before income taxes	(9,073)	10,022
Adjusted income tax provision (benefit)	(1,857)	2,710
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(7,216)	$7,312

GAAP: Earnings (losses) per diluted share	$(0.19)	$0.10
Adjusted for:
Income tax provision (benefit) attributable to controlling interest	(0.04)	0.03
Income (loss) before income taxes attributable to controlling interest	$(0.23)	$0.13
Loss on sale of equity method investments[1]	0.04	-
Mexico transition costs[2]	-	0.07
Adjusted income (loss) before income taxes	(0.19)	0.20
Adjusted income tax provision (benefit)	(0.04)	0.05
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	(0.15)	$0.15
[1]During the first quarter of 2020, we incurred loss on sale related to a equity method investment in a former wholly owned subsidiary
[2] During the first quarter, we incurred expenses related to the exit of our Mexico business totaling $3,400.

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